Exhibit 99.1

2005-11

Contact: R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

COOPER CAMERON TREASURER TO DEPART

HOUSTON (June 9, 2005) — Cooper Cameron Corporation Vice President and Treasurer Michael C. Jennings is leaving the Company at the end of June to pursue an opportunity outside of Cooper Cameron. Jennings has been with the Company in his current role since 2000, and was previously with Cooper Cameron from 1995 to 1998. The Company has begun an internal and external search for a replacement.

Cooper Cameron Chairman, President and Chief Executive Office Sheldon R. Erikson said “Mike has been a valuable contributor in his role as a key member of the Company’s finance team. While he will be missed, we wish him well in the next phase of his career.”

Cooper Cameron Corporation (NYSE: CAM) is a leading international manufacturer of oil and gas pressure control equipment, including valves, wellheads, controls, chokes, blowout preventers and assembled systems for oil and gas drilling, production and transmission used in onshore, offshore and subsea applications, and provides oil and gas separation, metering and flow measurement equipment. Cooper Cameron is also a leading manufacturer of centrifugal air compressors, integral and separable gas compressors and turbochargers.

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Website: www.coopercameron.com